Exhibit 10.4

STOCK ESCROW AGREEMENT

STOCK ESCROW AGREEMENT, dated as of ________, 2013 (“Agreement”), by and among CAPITOL ACQUISITION CORP. II, a Delaware corporation (“Company”), CAPITOL ACQUISITION MANAGEMENT 2 LLC, L. DYSON DRYDEN, LAWRENCE CALCANO, RICHARD C. DONALDSON and PIYUSH SODHA (collectively the “Sponsors”) and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation (“Escrow Agent”).

WHEREAS, the Company has entered into an Underwriting Agreement, dated ___________, 2013 (“Underwriting Agreement”), with Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. (the “Representatives”) acting as representatives of the several underwriters (collectively, the “Underwriters”), pursuant to which, among other matters, the Underwriters have agreed to purchase 15,000,000 units (“Units”) of the Company, plus an additional 2,250,000 Units if the Underwriters exercise their over-allotment option in full. Each Unit consists of one share of the Company’s common stock, par value $.0001 per share (“Common Stock”), and one half of one Warrant, each whole Warrant to purchase one share of Common Stock, all as more fully described in the Company’s final Prospectus, dated _________, 2013 (“Prospectus”) comprising part of the Company’s Registration Statement on Form S-1 (File No. 333-187519) under the Securities Act of 1933, as amended (“Registration Statement”), declared effective on _______, 2013 (“Effective Date”) (the “IPO”).

WHEREAS, the Sponsors have agreed as a condition of the sale of the Units to deposit their shares of Common Stock of the Company, as set forth opposite their respective names in Exhibit A attached hereto, in escrow as hereinafter provided.

WHEREAS, the Company and the Sponsors desire that the Escrow Agent accept the shares, in escrow, to be held and disbursed as hereinafter provided.

IT IS AGREED:

1.           Appointment of Escrow Agent. The Company and the Sponsors hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2.           Deposit of Shares. On or before the Effective Date, each of the Sponsors shall have delivered to the Escrow Agent certificates representing such Sponsor’s respective shares, to be held and disbursed subject to the terms and conditions of this Agreement. Each Sponsor acknowledges that the certificate representing such Sponsor’s shares is legended to reflect the deposit of such shares under this Agreement.

3.           Disbursement of the Escrow Shares.

3.1           If the Underwriters do not exercise their over-allotment option to purchase all or a portion of the additional 2,250,000 Units of the Company within 30 days of the date of the Prospectus (as described in the Underwriting Agreement), the Sponsors agree that the Escrow Agent shall return to the Company for cancellation, at no cost, the number of shares held by each Sponsor determined by multiplying (a) the product of (i) 562,500, multiplied by (ii) a fraction, (x) the numerator of which is the number of shares held by each Sponsor, and (y) the denominator of which is the total number of shares, by (b) a fraction, (i) the numerator of which is 2,250,000 minus the number of shares of Common Stock purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 2,250,000. The Company shall promptly provide notice to the Escrow Agent of the expiration or termination of the Underwriters’ over-allotment option and the number of Units, if any, purchased by the Underwriters in connection with their exercise thereof.

3.2           Except as otherwise set forth herein, the Escrow Agent shall hold the shares remaining after any cancellation required pursuant to Section 3.1 above (such remaining shares to be referred to herein as the “Escrow Shares”) until one year after the Company consummates a business combination (as such term is described in the Registration Statement, a “Business Combination”) (the “Escrow Period”). The Company shall promptly provide notice of the consummation of a Business Combination to the Escrow Agent. Upon completion of the Escrow Period, the Escrow Agent shall disburse such amount of each Sponsor’s Escrow Shares (less the Forfeiture Escrow Shares (defined below) to the extent such Forfeiture Escrow Shares have not been released) to such Sponsor; provided, however, that if the Escrow Agent is notified by the Company pursuant to Section 6.7 hereof that the Company is being liquidated at any time during the Escrow Period, then the Escrow Agent shall promptly destroy the certificates representing the Escrow Shares; provided further, however, that if, within one year after the Company consummates a Business Combination, (i) (the Company (or the surviving entity) subsequently consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders of such entity having the right to exchange their shares of Common Stock for cash, securities or other property, or (ii) the last sales price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after such Business Combination, then the Escrow Agent will, upon receipt of a notice executed by the Chairman of the Board of Directors, Chief Executive Officer or other authorized officer of the Company, in form reasonably acceptable to the Escrow Agent, certifying that such transaction is then being consummated or such conditions have been achieved, as applicable, release all the Escrow Shares to the Sponsors. The Escrow Agent shall have no further duties hereunder after the disbursement or destruction of the Escrow Shares in accordance with this Section 3.

3.3           A number of shares equal to an aggregate of 5.0% of the Company’s issued and outstanding Common Stock immediately after the offering, including as a result of the exercise of the Underwriters’ over-allotment option, if any (“Forfeiture Escrow Shares”), shall be held in escrow for a period of four years after the consummation of a Business Combination (“Forfeiture Escrow Period”) and will be released only if the last sales price of the Common Stock equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period within such four-year period. If the Escrow Agent is notified by the Company that the last sales price of the Common Stock never equaled or exceeded $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period during the Forfeiture Escrow Period, then the Escrow Agent shall promptly destroy the certificates representing the Forfeiture Escrow Shares.

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4.           Rights of Sponsors in Escrow Shares.

4.1           Voting Rights as a Stockholder. Subject to the terms of the Insider Letters described in Section 4.4 hereof and except as herein provided, the Sponsors shall retain all of their rights as stockholders of the Company as long as any shares are held in escrow pursuant to this Agreement, including, without limitation, the right to vote such shares.

4.2           Dividends and Other Distributions in Respect of the Escrow Shares. For as long as any shares are held in escrow pursuant to this Agreement, all dividends payable in cash with respect to the Escrow Shares and Forfeiture Escrow Shares shall be paid to the Sponsors, but all dividends payable in stock or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Shares” and “Forfeiture Escrow Shares” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

4.3           Restrictions on Transfer. During the Escrow Period and Forfeiture Escrow Period, the only permitted transfers of the Escrow Shares and Forfeiture Escrow Shares, as the case may be, will be (A) private sales of the shares made at or prior to the consummation of a Business Combination at prices no greater than the price at which the shares were originally purchased or (B) transfers (i) to an entity’s members upon its liquidation, (ii) by bona fide gift to a member of an Sponsor’s immediate family or to a trust, the beneficiary of which is an Sponsor or a member of an Sponsor’s immediate family for estate planning purposes, (iii) by virtue of the laws of descent and distribution upon death of any Sponsor, (iv) pursuant to a qualified domestic relations order or (v) to the Company for cancellation in connection with the consummation of a Business Combination; provided, however, that except for clause (B)(v), such permissive transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement and of the Insider Letter signed by the Sponsor transferring the shares.

4.4           Insider Letters. Each of the Sponsors has executed a letter agreement with the Company and the Representatives, dated as indicated on Exhibit A hereto, and which is filed as an exhibit to the Registration Statement (“Insider Letter”), respecting the rights and obligations of such Sponsor in certain events, including, but not limited to, the liquidation of the Company.

5.           Concerning the Escrow Agent.

5.1           Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

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5.2           Indemnification. The Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including reasonable counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3           Compensation. The Escrow Agent shall be entitled to reasonable compensation from the Company for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from the Company for all reasonable expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

5.4           Further Assurances. From time to time on and after the date hereof, the Company and the Sponsors shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.5           Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by the Company and approved by the Representatives, which approval will not be unreasonably withheld, conditioned or delayed, the Escrow Shares held hereunder. If no new escrow agent is so appointed within the 60-day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it reasonably deems appropriate in the State of New York.

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5.6           Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the other parties hereto, jointly, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.

5.7           Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence, fraud or willful misconduct.

5.8           Waiver. The Escrow Agent hereby waives any right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Escrow Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

6.           Miscellaneous.

6.1           Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such personal jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

6.2           Third Party Beneficiaries. Each of the Sponsors hereby acknowledges that the Underwriters are third party beneficiaries of this Agreement.

6.3           Entire Agreement. This Agreement and each Insider Letter contain the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to be charged.

6.4           Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.5           Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.6           Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, certified or registered mail, or by private national courier service, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if mailed, four business days after the date of mailing, as follows:

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If to the Company, to:

Capitol Acquisition Corp. II

509 7th Street, N.W.

Washington, D.C.

Attn: Chief Executive Officer

If to a Sponsor, to his/it address set forth in Exhibit A.

and if to the Escrow Agent, to:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attn: Chairman

A copy of any notice sent hereunder shall be sent to:

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Attn: General Counsel

Fax.: (212) 816-7912

and:

Deutsche Bank Securities Inc.

60 Wall Street, 4th Floor

New York, New York 10005

Attn: Equity Capital Markets – Syndicate Desk

Fax No.: (212) 797-9344

with a copy to:

Deutsche Bank Securities Inc.

60 Wall Street, 36th Floor

Attn: General Counsel

Fax No.: (212) 797-4564

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and:

Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

Attn: David Alan Miller, Esq.

and:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attn: Deanna L. Kirkpatrick, Esq.

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

6.7           Liquidation of the Company. The Company shall give the Escrow Agent written notification of (i) the liquidation and dissolution of the Company in the event that the Company fails to consummate a Business Combination within the time period specified in the Prospectus, and (ii) the forfeiture of any shares as provided for in Section 3 herein.

6.8           Counterparts. This Agreement may be executed in several counterparts, each one of which shall constitute an original and may be delivered by facsimile transmission and together shall constitute one instrument.

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WITNESS the execution of this Agreement as of the date first above written.

CAPITOL ACQUISITION CORP. II

By:

SPONSORS:

CAPITOL ACQUISITION
MANAGEMENT 2 LLC

By:
Name:
Title:

L. DYSON DRYDEN

LAWRENCE CALCANO

RICHARD C. DONALDSON

PIYUSH SODHA

CONTINENTAL STOCK TRANSFER
& TRUST COMPANY

By:
Name:
Title:

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EXHIBIT A

Name and Address of Sponsor	Number of Shares	Stock Certificate Number	Date of Insider Letter

Capitol Acquisition Management 2 LLC	3,234,374	1	____________, 2013

L. Dyson Dryden	986,125	2	____________, 2013

Lawrence Calcano	30,667	3	____________, 2013

Richard C. Donaldson	30,667	4	____________, 2013

Piyush Sodha	30,667	5	____________, 2013

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